EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

CONTACT:

Fred Lash

Chief Financial Officer

908-766-5000

FOR IMMEDIATE RELEASE

Investors: Jonathan Birt / Lanie Marcus

Media: Sean Leous

Financial Dynamics

212-850-5600

HOOPER HOLMES CONCLUDES AUDIT COMMITTEE INVESTIGATION

BASKING RIDGE, NJ, October 25, 2004, Hooper Holmes, Inc. (AMEX:HH) announced today that the inquiry commenced by the Audit Committee of its Board of Directors subsequent to the end of the second quarter of 2004 regarding certain reimbursements to the Company’s CEO for expenses, as well as certain other expenditures made by the Company, including charitable contributions, made by or at the direction of the CEO, has been completed. The inquiry arose from assertions by the Company’s CFO that such reimbursements, expenditures and other actions violated the Company’s Code of Conduct and Ethics adopted March 1, 2004 and the fiduciary duty of the CEO. Upon receipt of the CFO’s assertions, the Audit Committee promptly retained independent counsel, Gibbons, Del Deo, Dolan, Griffinger & Vecchione of Newark, N.J., to assist it in this inquiry and they, in turn, engaged an independent auditing firm, BDO Seidman, to assist them (the “Investigation Team).

The Audit Committee and the Investigation Team have reviewed some 10,000 documents for the years 2001 through the conclusion of the inquiry involving nearly $2 million in expenses, charitable contributions and other payments drawn into question by the allegations. Further, they conducted 42 interviews with 27 individuals both within and outside the Company. The investigation was expedited by the total cooperation of everyone involved. The CEO and all officers and employees of the Company cooperated fully with the investigation.

The Audit Committee has completed its inquiry. Upon evaluation of all the facts and circumstances, the members of the Audit Committee unanimously concluded that they did not believe that the CEO engaged in any intentional wrongdoing or intentional breach of any fiduciary duty.

The Audit Committee and the Investigation Team found that information developed during the investigation did not support a number of the allegations by the CFO of improper conduct by the CEO. The Audit Committee also concluded that the investigation yielded information from which it cannot be determined whether or not the CEO caused the Company to make inappropriate charitable donations as alleged by the CFO. Additionally, the investigation yielded information supporting the allegations that the CEO approved certain invoices for payment by the Company which did not have a business purpose and submitted invoices for reimbursement by the Company which were personal in nature (collectively the “Improper Reimbursements”). The Audit Committee determined that such Improper Reimbursements aggregated $23,747.51, an amount not material to the financial condition of the Company.

The Audit Committee also noted that these Improper Reimbursements were a violation of the Company’s then existing expense reimbursement policies and that Improper Reimbursements made after March 1, 2004 violated the Company’s Code of Conduct and Ethics, but the Audit Committee concluded that these violations were not willful.

At the outset of the inquiry, the CEO had offered to make prompt repayment to the Company of any amounts found to constitute Improper Reimbursements, and the CEO has fully reimbursed the Company for these amounts.

The Audit Committee concluded that the CEO has been and continues to be an extremely valuable contributor to the Company, its past successes and its future prospects and continues to believe that he is a man of integrity. The Audit Committee concluded that the CEO should be retained in the positions of Chairman, President and Chief Executive Officer.

The Audit Committee also concluded that there were deficiencies in the design and operation of certain internal controls involving approval of the CEO’s expenses and charitable giving policies. Prior to the Audit Committee inquiry, the Company had hired an independent consulting firm, Protiviti, to review its existing internal controls and make recommendations to the Audit Committee regarding areas for improvement. As a result of the inquiry, and with the assistance of Protiviti, the Audit Committee has recommended, and the Board of Directors approved, the implementation of certain additional controls and safeguards. These included a revised policy on expense reimbursements for all employees and a policy on charitable contributions. Under the revised policy, the CEO’s expense reimbursement requests will be reviewed and approved by the Audit Committee or its designated member and, as in the past, each employee’s expense reimbursement request will be reviewed by his or her supervisor. Except for annual contributions of $3,000 or less individually (up to an annual aggregate of $50,000) which must be approved by both the CEO and the General Counsel, all charitable contributions must be approved by the Audit Committee or one of its members.

Finally, the Audit Committee recommended, and the Board approved, the establishment of a lead director position and recommended that the Company’s search for two additional independent directors be expedited.

The Company is today filing an amendment to the Form 10-Q for the quarterly period ended June 30, 2004 reflecting the completion of the Audit Committee’s inquiry. With the filing of this amendment, the Company will no longer be in violation of the continued listing requirements of the American Stock Exchange.

Hooper Holmes provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through over 275 locations nationwide and in the United Kingdom.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in the entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

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